                                            THIRD AMENDED AND RESTATED

                                              SHAREHOLDERS AGREEMENT

                                                   by and among

                                               CELANESE CORPORATION,

                                   BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1,

                                   BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2,

                                   BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3,

                                                        and

                                      BA CAPITAL INVESTORS SIDECAR FUND, L.P.

                                           Dated as of October 31, 2005

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                                                 Table of Contents

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                                THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

                  THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, dated as of October 31, 2005, by and among
Celanese Corporation, a Delaware corporation (formerly known as Blackstone Crystal Holdings Capital Partners
(Cayman) IV Ltd.) (the “Company”), Blackstone Capital Partners (Cayman) Ltd. 1 (“BCP 1”), Blackstone Capital
Partners (Cayman) Ltd. 2 (“BCP 2”), Blackstone Capital Partners (Cayman) Ltd. 3 (“BCP 3” and, together with BCP 1 and BCP 2 and their respective successors and Permitted Assigns (as hereinafter defined), the “Blackstone
Entities”), each an exempted company incorporated under the laws of the Cayman Islands, and BA Capital Investors
Sidecar Fund, L.P., a Cayman Islands limited partnership (“BACI”).  Each of the Blackstone Entities and BACI and
their respective successors and Permitted Assigns are sometimes referred to individually as a “Shareholder” and together as the “Shareholders.”

                                                    BACKGROUND:

                  WHEREAS, in connection with the consummation of the voluntary public takeover offer by a subsidiary of the Company for all of the outstanding registered ordinary shares of Celanese AG (the “Offer”), the
Blackstone Entities and BACI acquired ordinary shares, par value $0.01 per share, of the Company (the “Ordinary
Shares”);

                  WHEREAS, the Blackstone Entities and BACI entered into the Shareholders’ Agreement, dated as of
April 6, 2004 (as subsequently amended and restated as of November 1, 2004 and as of January 18, 2005, the
“Original Agreement”) to provide for certain matters relating to their respective holdings of Ordinary Shares and the governance of the Company;

                  WHEREAS, on November 3, 2004, the Company migrated from the Cayman Islands to the State of
Delaware, redomiciled itself as a Delaware corporation and changed its name from “Blackstone Crystal Holdings
Capital Partners (Cayman) IV Ltd.” to “Celanese Corporation”; and

                  WHEREAS, in connection with, and effective upon, the consummation of the Secondary Offering (as defined in Section 1.1) of the Company, the parties to the Original Agreement wish to amend and restate the
Original Agreement in its entirety in order to set forth certain understandings regarding the governance of the
Company and the relationship among the Company and the Shareholders.

                  NOW, THEREFORE, the parties agree as follows:

ARTICLE I.........                                      INTRODUCTORY MATTERS

1.1      Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

                  “Affiliate” means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person or (ii) any director, officer, member, partner (including limited partners) or employee of such Person or any Person specified in clause (i) above; provided that officers, directors or employees of the Company will be deemed not to be
         Affiliates of the Shareholders for purposes hereof solely by reason of being officers, directors or employees of the Company.

                  “Agreement” means this Third Amended and Restated Shareholders’ Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

                  “BACI” has the meaning set forth in the preamble.

                  “BCP 1” has the meaning set forth in the preamble.

                  “BCP 2” has the meaning set forth in the preamble.

                  “BCP 3” has the meaning set forth in the preamble.

                  “Blackstone Entities” has the meaning set forth in the preamble.

                  “Blackstone Representative” means the Blackstone Entity designated from time to time by all of the Blackstone Entities to serve as the representative of the Blackstone Entities for certain purposes hereunder.

                  “Board” means the board of directors of the Company.

                  “Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

                  “Certificate of Incorporation” means the second amended and restated certificate of incorporation of the Company, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

                  “Company” has the meaning set forth in the preamble.

                  “Common Stock” means the shares of Series A common stock par value $0.0001 per share, of the
         Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

                  “Common Stock Equivalents” means any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

                  “Director” means any member of the Board.

                  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  “Offer” has the meaning set forth in the preamble.

                  “Ordinary Shares” has the meaning set forth in the preamble.

                  “Original Agreement” has the meaning set forth in the preamble.

                  “Permitted Assigns” means with respect to any Shareholder, a Transferee of shares of Common
         Stock of such Shareholder that agrees to become party to, and to be bound to the same extent as its transferor by the terms of, this Agreement.

                  “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

                  “Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the
         Company and any other capital stock of the Company into which such stock is designated, reclassified or reconstituted, and any other preferred stock of the Company.

                  “Public Offering” means a sale of common equity or equivalent securities of the Company to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

                  “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of January 26, 2005, among the Company and the Shareholders, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  “Related Persons” has the meaning set forth in Section 4.4.

                  “Secondary Offering” means the sale of up to 23,000,000 shares of Common Stock by certain stockholders of the Company pursuant to the Registration Statement on Form S-1 (Registration No.
         333-127902).

                  “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  “Shareholder” or “Shareholders” has the meaning set forth in the preamble.

                  “Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law.  When used as a verb, “Transfer” shall have the correlative meaning.  In addition, “Transferred”
         and “Transferee” shall have the correlative meanings.

1.2      Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder”
and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.                                                   TRANSFERS

2.1      Limitations on Transfer.  (a)  There shall be no limitations or restrictions on the Transfer of shares of Common Stock by any Shareholder other than as provided in this Agreement and applicable law.

(b)      Each certificate representing shares of Common Stock held by any Shareholder will bear a legend substantially to the following effect:

         “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
         AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER
         THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

The foregoing legend shall only be removed if at such time it is no longer required for purposes of applicable securities laws.

(c)      Any Transfer by a Shareholder shall be effective only upon receipt by the Company of information reasonably satisfactory to it, demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws (for such purpose, an opinion of
Kirkland & Ellis LLP, or other counsel reasonably acceptable to the Company, to that effect shall constitute such reasonably satisfactory information).

ARTICLE III.                                        CORPORATE GOVERNANCE MATTERS

3.1      Board of Directors.  For so long as the Blackstone Entities (or their respective designated
Affiliates) hold at least twenty-five percent (25%) in voting power of all shares of the Company’s capital stock entitled to vote generally in the election of Directors, the Blackstone Entities shall be entitled, but not required, to nominate all nominees for election to the Board, other than any Directors entitled to be designated by the holders of the Preferred Stock pursuant to the Certificate of Incorporation.  Each of the Blackstone
Entities shall take all action necessary to effect such nominations to the Board.  Any Director not so nominated by the Blackstone Entities pursuant to this Section 3.1 shall be nominated in accordance with the Certificate of
Incorporation.  The termination of the rights of the Blackstone Entities under this Section 3.1(a) shall in no way affect the rights of the Blackstone Entities as holders of shares of Common Stock.  BACI shall have no obligation under this Section 3.1(a) to take any actions to effect any nominations to the Board under this
Section 3.1(a).

(b)      Each of the Blackstone Entities hereby agrees to take such actions provided for under the terms of the shares of Common Stock held by them, in each case to elect the nominees referred to in Section 3.1(a) to the
Board.  If, following an election to the Board pursuant to this Section 3.1, any Director nominated by a
Blackstone Entity shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a Director, the Blackstone Entities may notify the Board in writing of a replacement nominee and each of the Blackstone Entities hereby agree to take such actions provided for under the terms of the shares of
Common Stock held by them, in each case to elect such nominee to the Board.

(c)      The Company will pay all reasonable out-of-pocket expenses incurred by the Directors in connection with their participation in meetings of the Board (and committees thereof), as well as such expenses of the members of the boards of directors or comparable governing bodies (and committees thereof) of the subsidiaries of the
Company.  Each Director, in his or her capacity as such, shall be entitled to the same reimbursement, indemnification and insurance as any other Director receives in his or her capacity as such.

3.2      Proxy. BACI hereby irrevocably appoints as its proxy and attorney-in-fact Chinh Chu, Benjamin J.
Jenkins and Anjan Mukherjee, in their respective capacities as directors of BCP 1, and any other Person designated in writing by BCP 1, each of them individually, with full power of substitution, to vote or execute written consents with respect to all shares of Common Stock held by BACI with respect to all matters to be acted upon by the stockholders of the Company at any time and from time to time during the term of this Agreement
(except as such proxy shall be earlier revoked as provided below).  This proxy is coupled with an interest and shall be irrevocable prior to the termination of this Agreement with respect to BACI in accordance with the terms hereof (upon which termination it shall be automatically revoked); provided that upon the Transfer of shares of
Common Stock held by BACI in accordance with the terms of this Agreement, this proxy shall be automatically revoked, solely with respect to the shares so Transferred; provided, further that at such time as the Blackstone
Entities and BACI own an aggregate percentage of shares of Common Stock outstanding less than 50%, this proxy shall be automatically revoked, with respect to all of the shares of Common Stock held by BACI.  BACI shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by BACI with respect to any shares of Common Stock held by BACI.
BCP 1 may terminate this proxy at any time at its sole election by written notice provided to BACI.  Upon BACI’s written request to BCP 1, BCP 1 will notify BACI of the aggregate ownership percentage of Common Stock outstanding that the Blackstone Entities own as of the date of such notice.

3.3      Notice Regarding Changes in Ownership. BACI and the Blackstone Entities hereby agree to notify the other in the event of any Transfer of shares of Common Stock held by it or them, as applicable, and any other information relating thereto; provided that the foregoing notification obligation pursuant to this Section 3.3.
shall terminate upon the revocation or termination of the proxy specified in Section 3.2.

ARTICLE IV.                                                   COVENANTS

4.1      Books and Records; Access.  The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles.  The Company shall, and shall cause its subsidiaries to, permit any Blackstone Entity and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such subsidiaries and to discuss the affairs, finances and condition of the Company or any of such subsidiaries with the officers of the Company or any such subsidiary.

4.2      Periodic Reporting. (a)  The Company shall deliver or cause to be delivered to each Blackstone Entity:

(i)      as soon as available, but not later than ninety (90) days after the end of each fiscal year of the
         Company, a copy of the audited consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail;

(ii)     commencing with the fiscal period ending after September 30, 2004, as soon as available, but in any event not later than forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter;

(iii)    to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries; and

(iv)     such other reports and information as may be reasonably requested by such Blackstone Entity.

(b)      The Company shall deliver or cause to be delivered to each Shareholder all tax information (including information prepared in accordance with United States federal income tax principles) regarding the Company, its subsidiaries and its direct and indirect owners as (i) is necessary for a Shareholder to (A) prepare accurately all tax returns (including, but not limited to, United States federal income tax returns) required to be filed by such Shareholder with respect to its investment in the Company and (B) comply with any tax reporting requirements
(including, but not limited to, any tax reporting requirements imposed by United States federal income tax laws)
imposed as a result of such Shareholder’s ownership of an equity interest in the Company or (ii) is reasonably requested by a Shareholder to engage in such Shareholder’s own tax planning with respect to its investment in the
Company.

4.3      Confidentiality. Except as required by law or other legal proceeding or regulatory process, each party hereto will, and will cause each of their respective subsidiaries, Affiliates and representatives to, maintain in confidence, any non-public or confidential proprietary information furnished to them by or on behalf of any other party or its representatives in connection with this Agreement or the transactions contemplated hereby.  All information provided under this Agreement shall be deemed confidential; provided, however, that information shall not be deemed confidential if (a) at the time of disclosure, such information is generally available to and known by the public (other than as a result of a disclosure directly by the recipient or any of its representatives),
(b) such information was available to the recipient on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to the recipient by a contractual, legal or fiduciary obligation or (c) such information is known to the recipient prior to or independently of its relationship with the party providing such information.

4.4      Indemnification.  The Company shall indemnify and hold harmless, to the full extent permitted by law, each of Blackstone LR Associates (Cayman) IV Ltd, Blackstone Management Associates (Cayman) IV L.P., Blackstone
Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment
Partnership (Cayman) IV-A L.P., Blackstone Chemical Coinvest Partners (Cayman) L.P., Blackstone Participation
Partnership IV L.P., BCP 1, BCP 2 and BCP 3, BACI and each of their directors, officers, employees, shareholders, general partners, limited partners, members, advisory directors, managing directors and affiliates (other than the Company and its subsidiaries) (and directors, officers, employees, shareholders, general partners, limited partners, members, advisory directors, managing directors and controlling persons thereof) (collectively,
“Related Persons”), against any and all losses, claims, damages or liabilities, joint or several, and expenses
(including without limitation, reasonable attorneys’ fees and any and all reasonable expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) to which such Related Person may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon the Offer or the other transactions contemplated thereby.  Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any other such Related Person.  The provisions of this Section 4.4 are intended to be for the benefit of, and shall be enforceable by, each Related Person and its respective successors, heirs and representatives.

4.5      Expenses and Fees.  The Company shall reimburse the Blackstone Entities and their respective Affiliates for their respective reasonable out-of-pocket fees and expenses incurred in connection with the Offer and the
Secondary Offering, subject to receipt of documentation thereof reasonably acceptable to the Company.  The
Company shall reimburse BACI for its reasonable out-of-pocket fees and expenses incurred in connection with (x)
its subscription for Ordinary Shares acquired in connection with the consummation of the Offer (including, without limitation, due diligence investigation, and the negotiation of the commitment letter and agreements, in each case relating to such subscription) and (y) this Agreement and the Secondary Offering, subject to receipt of documentation thereof reasonably acceptable to the Company.  Any reimbursement by the Company of any out-of-pocket fees and expenses incurred by the Blackstone Entities or BACI pursuant to this Section 4.5 shall be subject to the Registration Rights Agreement.

4.6      Use of Shareholders’ Names.  Neither any Shareholder nor the Company shall use the name of any
Shareholder in connection with the business or affairs of the Company, including for purposes of publicity, public relations, marketing or fundraising, without obtaining the prior written consent of the Shareholder whose name is proposed to be used, except (a) as required by law or other legal proceeding or regulatory process or (b)
for the listing of a Shareholder as a beneficial owner of registered ordinary shares of Celanese AG and/or any other entity for which public disclosure of such beneficial ownership is required or advisable, subject, in the case of these clauses (a) and (b), to prior review and comment by such Shareholder to the extent practicable under the circumstances.

ARTICLEV.                                                  MISCELLANEOUS

5.1      Additional Securities Subject to Agreement. Each Shareholder agrees that any capital stock of the
Company which it hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants, additional equity subscription, reorganization, redomiciliation or otherwise (other than pursuant to a Public Offering) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.  If any Shareholder is issued any Common Stock Equivalents, the Shareholders agree to amend this
Agreement to the extent necessary to reflect such issuance in a manner consistent with the terms and conditions hereof.

5.2      Recapitalization, Exchange, Etc.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock and Common Stock Equivalents, to any and all shares, Common Stock
Equivalents or other securities of the Company or any successor to the Company that may be issued in respect of, in exchange for, or in substitution of the Common Stock or Common Stock Equivalents.  If, and as often as, there are any changes in the Common Stock or the Common Stock Equivalents, by way of any reclassifications or through merger, consolidation, reorganization, recapitalization, redomiciliation or by any other means occurring after the date of this Agreement, appropriate adjustment shall be made to the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the
Common Stock and Common Stock Equivalents as so changed.

5.3      Termination. This Agreement shall terminate with respect to any Shareholder, on the date of which such
Shareholder ceases to hold any shares of Common Stock, except that Sections 4.3 and 4.4 shall survive such termination.

5.4      Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be and shall be deemed given when (a) delivered personally,
(b) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) one (1) Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (iv) if transmitted by facsimile if confirmed within 24 hours thereafter a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

              if to the Company:

                    Celanese Corporation
                    1601 West LBJ Freeway
                    Dallas, Texas 75234-6034
                    Attention: Curtis S. Shaw
                    Fax: (972) 332-9022

                    With a copy to:

                    Celanese Corporation
                    550 U.S. Highway 202/206
                    Bedminster, New Jersey 07921-1590
                    Attention: Senior SEC Counsel
                    Fax: (908) 901-4808

              if to any Blackstone Entity:

                    The Blackstone Group L.P.
                    345 Park Avenue
                    New York, New York 10154
                    Attention: Chinh Chu
                    Fax: (212) 583-5722

              with a copy to:

                    Simpson Thacher & Bartlett LLP
                    425 Lexington Avenue
                    New York, New York 10017
                    Attention: William R. Dougherty, Esq.
                    Fax: (212) 455-2502

              if to BACI:

                    BA Capital Investors Sidecar Fund, L.P.
                    c/o Banc of America Capital Investors, L.P.
                    Banc of America Corporate Center
                    100 North Tryon Street, 25th Floor
                    Charlotte, NC 28255
                    Attention: J. Travis Hain
                    Fax: (704) 386-6432

              with a copy to:

                    Kirkland & Ellis LLP
                    200 East Randolph Drive
                    Chicago, IL 60601
                    Attention: Margaret A. Gibson, P.C.
                    Fax: (312) 861-2200

5.5      Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

5.6      Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and Permitted Assigns.  Except as specifically provided herein, this Agreement may not be assigned by BACI without the express prior written consent of the Blackstone Representative, and any attempted assignment, without such consents, will be null and void.  The rights of any Blackstone Entity under this
Agreement may be assigned by such Blackstone Entity to any Transferee of Common Stock held by such Blackstone
Entity, provided such Transferee becomes a Permitted Assign.  This Section 5.6. shall in no way restrict any
Transfer of shares of Common Stock by any Shareholder that is otherwise permitted by this Agreement.

5.7      Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and Shareholders holding a majority of the shares of Common Stock subject to this Agreement; provided that no such amendment, supplement or other modification shall adversely affect the interests of any Shareholder hereunder disproportionately to other Shareholders without the written consent of such Shareholder; and provided, further, that no such amendment, supplement or modification shall adversely affect BACI in any material respect without the written consent of the holders of a majority of the shares of
Common Stock held by BACI.  No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this
Agreement will not operate or be construed as a waiver of any subsequent breach.

5.8      Third Parties.  Except as provided in Section 4.4, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.9      Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the
State of New York.

5.10     Jurisdiction.  The courts of the State of New York in New York County and the United States District
Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this Agreement submits to the exclusive jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with the notice provisions of this Agreement) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

5.11     MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR
PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

5.12     Specific Performance.  The Company and each Shareholder acknowledge and agree that in the event of any breach of this Agreement by any of them, the Shareholders and the Company would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this
Agreement.

5.13     Entire Agreement.  This Agreement, together with the Registration Rights Agreement and sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement, together with the Registration Rights
Agreement, supersedes all other prior agreements and understandings between the parties, with respect to such subject matter.

5.14     Titles and Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

5.15     Severability.  If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.16     Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

5.17     Effectiveness.  This Agreement shall become effective upon the consummation of the Secondary Offering and prior thereto shall be of no force or effect.  Until the effectiveness of this Agreement, the Original
Agreement shall remain in full force and effect in accordance with its terms.  If the Secondary Offering is not consummated on or prior to November 15, 2005, this Agreement shall automatically be of no force or effect and the
Original Agreement shall continue in full force and effect in accordance with its terms.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this
Agreement to be executed on its behalf as of the date first written above.

                                            CELANESE CORPORATION

                                                       By:    /s/ David N. Weidman
                                                              Name: David N. Weidman
                                                              Title:  Chief Executive Officer and President

                                            BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1

                                                       By:    /s/ Anjan Mukherjee
                                                              Name: Anjan Mukherjee
                                                              Title:  Director

                                            BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2

                                                       By:    /s/ Anjan Mukherjee
                                                              Name: Anjan Mukherjee
                                                              Title:  Director

                                            BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3

                                                       By:    /s/ Anjan Mukherjee
                                                              Name: Anjan Mukherjee
                                                              Title:  Director

                                            BA CAPITAL INVESTORS SIDECAR FUND, L.P.

                                            By:      BA Capital Management Sidecar, L.P.
                                            Its:     General Partner

                                            By:      BACM I Sidecar GP Limited
                                            Its:     General Partner

                                                     By: John Shimp
                                                     Name: John Shimp
                                                     Title:  Authorized Person